UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2022

INSMED INCORPORATED
(Exact name of registrant as specified in its charter)

Virginia	000-30739	54-1972729
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

700 US Highway 202/206 Bridgewater, New Jersey	08807 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (908) 977-9900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	INSM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 -	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Commercial Officer Appointment

On May 23, 2022, Insmed Incorporated (the “Company”) announced that Mr. Drayton Wise has been appointed as Chief Commercial Officer of the Company, effective immediately. Prior to his appointment, Mr. Wise, 47, served as the Company’s Senior Vice President, Head of US & General Manager, ARIKAYCE, a position he held since November 2019. From October 2016 to November 2019, Mr. Wise served as the Company’s Vice President, General Manager – ALIS. Prior to that, Mr. Wise held various other roles at the Company, including Vice President, Marketing & Sales (October 2015 to October 2016), Senior Director, Global Marketing & Commercial Operations (October 2014 to October 2015) and Senior Director, Global Commercial Operations (February 2014 to October 2014). Prior to joining the Company, Mr. Wise held various sales and commercial roles at Novartis from 1999 to 2014.

Pursuant to the terms of the Company’s employment agreement with Mr. Wise, he will receive an annual base salary of $500,000 and will be eligible to participate in the Company’s benefit and compensation plans. Mr. Wise has been assigned an annual target bonus of 40% of his base salary. Mr. Wise will also receive an award of restricted stock units and an option to purchase shares of the Company’s common stock having an aggregate value of $2,100,000. The restricted stock unit award agreement will be consistent with the Company’s standard restricted stock unit award agreement, and the restricted stock units will vest on a four-year vesting schedule, with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date, subject to Mr. Wise’s continued employment with the Company on each vesting date. The number of shares underlying the option will be determined using a Black-Scholes calculation based upon the closing price of the Company’s common stock on the Nasdaq Global Select Market on May 23, 2022. The option award agreement will be consistent with the Company’s standard stock option award agreement, and the option will vest on a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and 12.5% of the shares subject to the option vesting every six months thereafter through the fourth anniversary of the date of grant, subject to Mr. Wise’s continued employment with the Company on each vesting date.

Mr. Wise’s employment agreement provides for payment of the following upon his death or disability: (i) any accrued obligations, (ii) a pro-rata portion of his annual target bonus based on actual performance for the year of the termination, (iii) any earned but unpaid bonus for any completed fiscal year ending on or prior to his termination date, and (iv) any insurance benefits to which he and his beneficiaries are entitled as a result of his death or disability.

If Mr. Wise’s employment is terminated by the Company without cause or by him for good reason (such a termination, a “qualifying termination”) within two years after a change in control, Mr. Wise will receive (i) payment of accrued obligations, (ii) any earned but unpaid bonus for any completed fiscal year ending on or prior to his termination date, (iii) a lump sum severance payment equal to (a) one-and-a-half times his annual base salary plus (b) one-and-a-half times his annual target bonus plus (c) a pro-rata portion of his annual target bonus based on the portion of the year during which he was employed by the Company prior to the qualifying termination, (iv) full vesting of all equity awards (other than any performance-based restricted stock units, which will vest in accordance with the applicable award agreement) and (v) continuation of up to 18 months of health and dental benefits for Mr. Wise and his qualified beneficiaries provided he elects continued coverage under COBRA.

In the event of a qualifying termination prior to a change in control or more than two years thereafter, Mr. Wise would be eligible for similar benefits, although (i) his severance payment would be limited to his annual base salary and payable over a 12-month period, (ii) his pro-rata bonus would be based on actual performance for the year of termination, (iii) his equity award vesting would be limited to accelerated vesting of all time-based equity awards that would otherwise have vested within 12 months following his termination date and (iv) continuation of health benefits under COBRA would be limited to 12 months.

There are no other arrangements or understandings between Mr. Wise and any other person pursuant to which Mr. Wise was appointed to the position of Chief Commercial Officer of the Company and Mr. Wise is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There is no family relationship between Mr. Wise and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

ITEM 7.01 -	Regulation FD Disclosure.

On May 23, 2022, the Company issued a press release announcing the appointment of Mr. Wise as Chief Commercial Officer. The press release is attached hereto as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

ITEM 9.01 -	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Insmed Incorporated on May 23, 2022.
104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2022	INSMED INCORPORATED

	By:	/s/ Michael Smith
	Name:	Michael Smith
	Title:	General Counsel and Corporate Secretary